Exhibit 99.1

TUMBLEWEED REPORTS RESULTS FOR SECOND QUARTER 2007

Redwood City, Calif., July 26, 2007 – Tumbleweed Communications Corp. (Nasdaq: TMWD), the industry’s leading pure play messaging security vendor, today reported financial results for its second quarter ended June 30, 2007.

Revenue was $14.1 million for the quarter ended June 30, 2007, compared to $15.1 million for the same period last year. Product revenue for the second quarter of 2007 was $5.1 million, compared to $5.3 million in the second quarter of 2006. Service revenue for the second quarter of 2007 was $8.0 million, compared to $7.3 million in the second quarter of 2006. Revenue from the license of intellectual property was $1.0 million the second quarter of 2007, compared to $2.5 million in the second quarter of 2006.

Non-GAAP net loss for the second quarter of 2007 was $1.2 million, or $(0.02) per share, compared to non-GAAP net income of $810,000, or $0.02 per share, in the second quarter of 2006. Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $1.2 million and $278,000 for the second quarter of 2007, and $959,000 and $801,000 for the second quarter of 2006, respectively. On a GAAP basis, net loss for the second quarter of 2007 was $2.7 million, or $(0.05) per share, compared to a net loss of $950,000, or $(0.02) per share, for the second quarter of 2006. A reconciliation of GAAP and non-GAAP results is presented in the tables below.

Cash and cash equivalents were $30.0 million at June 30, 2007 compared to $30.5 million at December 31, 2006.

For the first six months of 2007, Tumbleweed reported revenue of $29.1 million, compared to $30.2 million for the first six months of 2006. Non-GAAP net loss for the first six months of 2007 was $1.6 million, or $(0.03) per share, compared to non-GAAP net income of $2.3 million, or $0.05 per share, for the first six months of 2006. Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $2.3 million and $695,000 for the first six months of 2007, and $2.7 million and $1.6 million for the first six months of 2006, respectively. On a GAAP basis, the net loss for the first six months of 2007 was $4.6 million, or $(0.09), compared to a net loss of $2.0 million, or $(0.04) in the first six months of 2006.

“Although second quarter revenue did not meet our expectations, we did see progress in several key areas that are expected to lead to future growth,” said James P. Scullion, Chief Executive Officer of Tumbleweed. “Orders for our messaging security products, including secure file transfer and email security, increased 38 percent in the second quarter over last year.”

“We also significantly upgraded our sales management worldwide, grew our sales distribution channels, and are executing on an exciting product roadmap to deliver high value solutions for mission-critical customer problems,” concluded Scullion.

Recent Announcements

•

Tumbleweed strengthened its sales organization with the appointment of three industry executives to its sales management team. Joseph Morini was named regional vice president for the East Region of North America; Thomas Keane was named regional vice president for the Central Region of North America; and Bob Booth was named regional vice president for Latin America & Caribbean.

•

Tumbleweed announced a major expansion in North America of its premier channel alliance program, the Tumbleweed Alliance Program (TAP), with the signing of several leading resellers. Fishnet Security, Midwave Corporation, Cadre, Accudata Systems, ESI Information Technologies Inc., and Choice Solutions have all joined Tumbleweed as leading resellers, opening new vertical markets including the retail, manufacturing, energy, transportation and education sectors. These new channel partners will collectively deploy hundreds of new sales professionals selling Tumbleweed products in North America.

•

Tumbleweed launched the Tumbleweed Alliance Program (TAP) for the Asia-Pacific region, with the addition of several new partners. ACW Distribution, Credence Innovations, Cybertrust, Eagle, Egghead Systems & Networks, Klikon Solutions, and Wipro are among the top resellers who recently joined TAP in Asia-Pacific. The expansion of the TAP adds a significant number of sales professionals for Tumbleweed’s products in the Asia-Pacific region, particularly in India, China and Australia.

•

Tumbleweed extended the capabilities of its MailGate® Product Suite, a family of products for protecting, filtering and monitoring corporate email. The new MailGate features dramatically reduce accidental email data leaks and botnet driven threats, and include the security industry’s first multi-layered perimeter defense, arming customers with unrivaled end-to-end security and dramatically reduce the cost and complexity associated with email messaging security.

•

Tumbleweed enhanced its Server Validator™ solution to further support the latest SSL-enabled applications and now offers the industry’s broadest support of digital certificate validation for web servers and applications. Server Validator protects against unauthorized access by enforcing strong user authentication for the latest versions of mission-critical web service applications via X.509 identity certificates.

•

Tumbleweed hosted World Secure 2007, its annual worldwide user forum. Representatives from leading global enterprises were offered a unique opportunity to learn more about the latest messaging security and managed file transfer trends along with sessions for enhancing technical knowledge on how to best manage messaging security and managed file transfer initiatives and technologies.

Financial Outlook

Third Quarter of 2007:

•	Tumbleweed currently expects total revenue for the third quarter of 2007 to be between $14.5 million and $16.0 million.
•

Non-GAAP results are expected to range from a loss of $(0.02) to income of $0.00 per share. Non-GAAP results exclude expected costs for stock-based compensation expense and intangible asset amortization expense of a combined $(0.03) per share for the third quarter of 2007.

•	GAAP results are currently expected to range from $(0.05) to $(0.03) per share.
•	Per share amounts are based on an estimated 51.2 million shares outstanding.

Fourth Quarter of 2007:

•	Tumbleweed currently expects total revenue for the fourth quarter of 2007 to be between $15.5 million and $17.0 million.
•

Non-GAAP results are expected to range from a loss of $(0.00) to income of $0.02 per share. Non-GAAP results exclude expected costs for stock-based compensation expense and intangible asset amortization expense of a combined $(0.03) per share for the fourth quarter of 2007.

•	GAAP results are expected to be in a loss range from $(0.03) to $(0.01) per share.
•	Per share amounts are based on an estimated 51.2 million shares outstanding.

Conference Call Information

Tumbleweed management will host a conference call on Thursday, July 26, 2007 at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss the second quarter 2007 results. The call can be accessed by dialing (800) 366-3908 and giving the company name, "Tumbleweed." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available after 5:30 p.m. PDT on July 26, 2007 through August 9, 2007 by dialing (800) 405-2236 and entering pass code 11092900#. The conference call and supplemental financial information will also be available on the investor relations portion of the Tumbleweed website.

Safe Harbor Statement

Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected, particularly with respect to Tumbleweed’s financial outlook for the third quarter of 2007 and for the 2007 year as a whole (including estimated revenue and revenue growth, income and earnings per share on both a GAAP and a non-GAAP basis), as well as Tumbleweed’s beliefs about its future growth, the growth of its sales distribution channels, its product roadmap, and the quality and features of its products. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 14, 2007, Form 10-Q filed May 10, 2007 and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information

The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ:TMWD), the industry’s leading pure play messaging security vendor, provides world-class innovative messaging security solutions for organizations of all sizes. Organizations rely on Tumbleweed's solutions to securely manage their Internet communications, spanning email management to file transfers. Tumbleweed has nearly 2,700 customers worldwide, representing industries such as Finance, Healthcare, and the U.S. Government. The world’s most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on fourteen years of R&D and 26 security patents in the U.S. alone – many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson	Dan Gould
The Blueshirt Group	SHIFT Communications
(415) 489-2188	(415) 591 – 8428
scott@blueshirtgroup.com	dgould@shiftcomm.com

or

Tim Conley, SVP Finance and CFO
Tumbleweed Communications Corp.
(650) 216-2000
tim.conley@tumbleweed.com

Tumbleweed Communications Corp.
Condensed Consolidated Balance Sheets
June 30, 2007
(in 000s)

	6/30/2007	12/31/2006
ASSETS	(unaudited)	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$30,003	$30,511
Accounts receivable, net	10,461	12,506
Other current assets	2,215	1,938

TOTAL CURRENT ASSETS	42,679	44,955

Goodwill	48,074	48,074
Intangible assets, net	776	1,470
Property and equipment, net	2,116	1,820
Other assets	352	612

TOTAL ASSETS	$93,997	$96,931

LIABILITIES & EQUITY

CURRENT LIABILITIES
Accounts payable	$1,276	$1,808
Accrued liabilities	6,227	7,522
Accrued merger-related and other costs	-	97
Deferred revenue	20,517	20,003

TOTAL CURRENT LIABILITIES	28,020	29,430

LONG TERM LIABILITIES
Deferred revenue, excluding current portion	4,311	4,728
Other long term liabilities	42	63

TOTAL LONG TERM LIABILITIES	4,353	4,791

TOTAL LIABILITIES	32,373	34,221

STOCKHOLDERS' EQUITY
Common stock	52	51
Additional paid-in capital	362,862	359,238
Treasury stock	(796)	(796)
Accumulated other comprehensive income	40	29
Accumulated deficit	(300,534)	(295,812)

TOTAL STOCKHOLDERS' EQUITY	61,624	62,710

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$93,997	$96,931

Tumbleweed Communications Corp.
Condensed Consolidated Statements of Operations
June 30, 2007
(in 000s, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
REVENUES
Product revenue	$5,121	$5,254	$11,018	$12,679
Service revenue	7,973	7,343	16,995	14,598
Intellectual property revenue	1,036	2,549	1,132	2,924

NET REVENUE	14,130	15,146	29,145	30,201

COST OF REVENUE
Cost of product revenue (1)	1,307	970	3,063	1,693
Provision for excess inventory	-	-	164	-
Cost of service revenue (1)	1,929	1,606	3,828	3,145
Amortization of intangible assets	234	489	468	999

GROSS PROFIT	10,660	12,081	21,622	24,364

OPERATING EXPENSES
Research and development (1)	3,859	3,800	7,755	7,220
Sales and marketing (1)	7,311	6,596	13,928	13,049
General and administrative (1)	2,516	2,593	5,003	5,949
Amortization of intangible assets	44	312	227	633

TOTAL OPERATING EXPENSES	13,730	13,301	26,913	26,851

OPERATING LOSS	(3,070)	(1,220)	(5,291)	(2,487)
Other income, net	381	301	720	565
NET LOSS BEFORE TAXES	(2,689)	(919)	(4,571)	(1,922)
Provision for income taxes	21	31	34	66

NET LOSS	$(2,710)	$(950)	$(4,605)	$(1,988)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.05)	$(0.02)	$(0.09)	$(0.04)

RECONCILIATION TO NON-GAAP NET INCOME (LOSS)
NET LOSS	$(2,710)	$(950)	$(4,605)	$(1,988)
Stock-based compensation expense	1,190	959	2,300	2,657
Amortization of intangible assets	278	801	695	1,632

NON-GAAP NET INCOME (LOSS)	$(1,242)	$810	$(1,610)	$2,301

NON-GAAP BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$(0.02)	$0.02	$(0.03)	$0.05

WEIGHTED AVERAGE SHARES:
BASIC	51,052	49,937	50,947	49,803
DILUTED	51,052	49,937	50,947	49,803

(1) Stock-based compensation expense is classified as follows:

Cost of product revenue	$-	$2	$-	$4
Cost of service revenue	39	34	65	73
Research and development	257	268	560	527
Sales and marketing	319	167	539	356
General and administrative	575	488	1,136	1,697
	$1,190	$959	$2,300	$2,657